Exhibit 14

                            LOEHMANN'S HOLDINGS, INC.

                       Code of Business Conduct and Ethics


Our Company's reputation for honesty and integrity is the sum of the personal reputations of our directors, officers and employees. To protect this reputation and to promote compliance with laws, regulations and Company policies, the Board of Directors has adopted this Code of Business Conduct and Ethics. This Code is only one aspect of our commitment. You must be familiar with and comply with all Company policies including those contained in "Your Employment Guidebook."

This Code states the basic standards of ethics and conduct to which all of our directors, officers and employees are held. These standards are designed to deter wrongdoing and promote honest and ethical conduct, but will not cover all situations. There may be times when the law or local practice restrict your conduct to a greater extent than this Code. In these cases you must comply with the law or local custom and practice, whichever is more restrictive.

Those who violate the standards stated in this Code will be subject to disciplinary action.

1.       Scope
         You are subject to this Code if you are a director, officer or employee of the Company or any of its subsidiaries (or controlled entities).

2.       Honest and Ethical Conduct
         We as a Company require honest and ethical conduct from everyone subject to this Code. Each of you has a responsibility to all other directors, officers, employees and to our Company itself, to act responsibly, in good faith and with competence and diligence. You are responsible to meet the Company's ethical and legal standards without misrepresenting material facts or allowing your independent judgment to be subordinated.

3.       Compliance with Laws, Rules and Regulations
         You are required to comply with both the letter and spirit of all applicable governmental laws, rules and regulations. Although you are not expected to know the details of all applicable laws, rules and regulations, you are expected to seek advice from our Company's General Counsel if you have a question about any applicable laws, rules and regulations or if you are unsure whether certain conduct is illegal or unethical.

4.       Conflict of Interest
         You must handle any actual or apparent conflict of interest in an ethical manner. Conflicts of interest are prohibited by Company policy and exist when a person's private interest interferes in any way with the interest of our Company. For example, taking actions or having interests that interfere with your ability to effectively and objectively

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         perform your work for our Company is a conflict of interest. Conflicts of interest may also arise if you receive, or a member of your family receives, an improper personal benefit as a result of your position with the Company.

         Company policy prohibits conflicts of interest except under guidelines approved by the Board of Directors. The following standards apply to common situations where potential conflicts of interest may arise.

         A.       Gifts and Entertainment
                  Personal gifts and entertainment offered by persons doing business with our Company may be accepted, when offered in the ordinary and normal course of the business relationship. However, the frequency and cost of any gifts or entertainment may not be so excessive that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised. Cash in any form is inappropriate and should not be accepted.

         B.       Financial Interests In Other Organizations
                  The determination whether any outside investment, financial arrangement or other interest in another organization is improper depends on the facts and circumstances of each case. Your ownership of an interest in another organization may be inappropriate if the other organization has a material business relationship with, or is a direct competitor of, our Company and your financial interest is of such a size that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised. As a general rule, a passive investment would not likely be considered improper if it: (1) is in publicly traded shares; (2) represents less than 1% of the outstanding equity of the organization in question; and (3) represents less than 5% of your net worth. Other interests also may not be improper, depending on the circumstances.

         C.       Outside Business Activities
                  The determination of whether any outside position an employee may hold is improper will depend on the facts and circumstances of each case. Your involvement in trade associations, professional societies, and charitable and similar organizations will not normally be viewed as improper. However, if those activities are likely to take substantial time from or otherwise conflict with your responsibilities to our Company, you should obtain prior approval from your supervisor and the Vice President of Human Resources. Other outside associations or activities in which you may be involved are likely to be viewed improper only if they would interfere with your ability to devote proper time and attention to your responsibilities to our Company or if your involvement is with another Company with which our Company does business or competes. For a director, employment or affiliation with a Company with which our Company does business or competes must be fully disclosed to our Company's Board of Directors and must satisfy any other standards established by applicable law, rule (including rule of any applicable stock

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                  exchange) or regulation and any other corporate governance guidelines that our Company may establish.

5.       Corporate Opportunities
         You are prohibited from personally utilizing a corporate opportunity unless the Board of Directors has declined to pursue that opportunity. You may not use corporate property, information, or position for personal gain, or to compete with our Company. You owe a duty to our Company to advance its legitimate interests whenever the opportunity to do so arises.

6.       Fair Dealing
         You should endeavor to deal fairly with our Company's suppliers, customers, competitors and employees and with other persons with whom our Company does business. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

7.       Public Disclosures
         It is our Company's policy to provide full, fair, accurate, timely, and understandable disclosure in all reports and documents that we file with, or submit to, the Securities and Exchange Commission and in all other public communications made by our Company.

8.       Confidentiality
         You should maintain the confidentiality of all confidential information entrusted to you by our Company or by persons with whom the Company does business, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be used by our competitors, or harmful to, our Company or persons with whom our Company does business, if disclosed.

9.       Insider Trading
         If you have access to material, non-public information concerning our Company, you are not permitted to use or share that information for stock trading purposes or any purpose other than to conduct our Company's business. The prohibition on insider trading applies not only to our Company's securities, but also to securities of other companies if you learn of material, non-public information about these companies in the course of your duties to the Company. Violations of this prohibition against "insider trading" may subject you to criminal or civil liability, in addition to disciplinary action by our Company.


10.      Protection and Proper Use of Company Assets
         You are responsible to protect our Company's assets and promote their efficient use. Theft, carelessness and waste have a direct impact on the profitability of the Company. Employees are obligated to protect the Company's assets including proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights as well as business, marketing and service plans,

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         engineering and marketing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy and could also be illegal and result in civil or criminal penalties.

11. Interpretations and Waivers of the Code of Business Conduct and Ethics If you are unsure whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to our Company's General Counsel, Chief Operating Officer or Vice President of Human Resources (or the Board of Directors or Audit Committee if you are a director), who will first make a determination whether a waiver of this Code is required and second, if required, whether a waiver will be granted. You may be required to agree to conditions before a waiver or a continuing waiver is granted. However, any waiver of this Code for an executive officer or director may only be made by the Company's Board of Directors (or the Nominating Committee of the Board of Directors) and will promptly be disclosed to the extent required by applicable law, rule (including any rule of any applicable stock exchange) or regulation.

12.      Reporting any Illegal or Unethical Behavior

         Any employee, including any supervisor who receives a report of unethical or illegal behavior from a subordinate, should promptly report such violation of applicable laws, rules, regulations or this Code to a superior or the following persons, based on the nature of the complaint:

              Type of Incident                  Responsible Person(s)          Controlling Document(s)
              ----------------                  ---------------------          -----------------------
              Theft of Goods or Services        Store Manager or Office of     Code of Business Conduct and
                                                Corporate Loss Prevention      Ethics and Employment
                                                                               Guidebook

              Embezzlement                      Controller                     Code of Business Conduct and
                                                                               Ethics and Employment
                                                                               Guidebook

              Financial Impropriety or          General Counsel or Audit       Whistle Blower Policy
              Wrongdoing                        Committee of the Board of
                                                Directors

              Bribes or Illegal Gifts           General Counsel, Chief         Code of Business Conduct and
                                                Operating Officer or Audit     Ethics and Employment
                                                Committee of the Board of      Guidebook
                                                Directors

              All employment related            Vice President of              Code of Business
              issues (for example,              Human Resources                Conduct and Ethics and
              sexual harassment or                                             Employment Guidebook
              discrimination)

              Other violations of               Your supervisor, your          Code of Business
              corporate policy                  store manager or the           Conduct and Ethics and
                                                Vice President of              Employment Guidebook
                                                Human Resources


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         Any report or allegation of a violation of applicable laws, rules, regulations or this Code need not be signed and may be sent anonymously. All reports of violations of this Code, including those sent anonymously will be promptly investigated and, if found to be accurate, acted upon in a timely manner. If any report of wrongdoing relates to accounting or financial reporting matters, please follow the procedures in the Company's whistle-blower policy. To the extent the Company's whistle-blower policy conflicts with this Code, the whistle-blower policy will control. To the extent the Employment Guidebook conflicts with this Code, this Code will control. It is the Company's policy not to allow actual or threatened retaliation, harassment or discrimination due to reports of misconduct by others made in good faith by employees. Employees are required to cooperate in internal investigations of misconduct.

13.      Compliance Standards and Procedures
         Our Company wants to promote ethical behavior. This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents have to be viewed within the framework of our Company's other policies, practices, instructions and requirements of the law. This Code is in addition to other policies, practices or instructions of our Company that must be observed. Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

         In some situations, it is difficult to know right from wrong. Because this Code does not anticipate every situation that will arise, it is important that each of you approach a new question or problem in a deliberate fashion:

                  (a)      Determine if you know all the facts.

                  (b)      Identify exactly what it is that concerns you.

                  (c) Discuss the problem with your store manager if you work in one of our stores, the Vice President of DC Operations/Logistics if you work in our distribution center, a supervisor if you are a corporate employee or the Company's General Counsel if you are an officer or director. The Vice President of Human Resources is always available to discuss any ethical issues that you may have.

                  (d) Seek guidance before taking any action that you believe may be unethical or dishonest.

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         You may also submit any questions that you may have relating to the propriety of a situation in writing to our Company's General Counsel, who will review the situation and provide you with advice as to the course of action that you should take. If your concern relates to the Company's General Counsel, you may submit your concern in writing to the Chief Operating Officer of the Company. The mailing address for each of these individuals is included at the end of this Code.

         You will be governed by the following compliance standards:

         [] You are personally responsible for your own conduct and for complying with all provisions of the Code and for properly reporting known or suspected violations;

         [] If you are a supervisor, manager, director or officer, you must use your best efforts to ensure that employees understand and comply with this Code;

         [] No one has the authority or right to order, request or even influence you to violate this Code or the law. A request or order from another person will not be an excuse for your violation of this Code;

         [] Any attempt by you to induce another director, officer or employee of our Company to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

         [] Any retaliation or threat of retaliation against any director, officer or employee of our Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and our Whistleblower Policy and may be a violation of law; and

         [] Our Company expects that every reported violation of this Code will be investigated.

Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of our Company, can result in disciplinary actions, including dismissal and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any person's status as an at-will employee.

This Code is for the benefit of our Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

The names, addresses, telephone numbers, facsimile numbers and e-mail addresses of the Chief Operating Officer, Controller, Vice President of Human Resources and General Counsel of our Company are set forth below:


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


Robert Glass                                      Richard Morretta
Chief Operating Officer                           Controller
2500 Halsey Street                                2500 Halsey Street
Bronx, NY 10461                                   Bronx, NY 10461
718-________ (Tel)                                718-________ (Tel)
718-________ (Fax)                                718-________ (Fax)
______@_________.com                              _________@_________.com

Nancy Straface                                    Karen Lapidus
Vice President of Human Resources                 General Counsel
2500 Halsey Street                                2500 Halsey Street
Bronx, NY 10461                                   Bronx, NY 10461
718-________ (Tel)                                718-________ (Tel)
718-________ (Fax)                                718-________ (Fax)
______@_________.com                              ______@_________.com

                                 Adopted by Resolution of the Board of Directors

                                 Date:  April 7, 2004


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

STATEMENT OF ACKNOWLEDGMENT

You are being furnished two copies of this Code of Business Conduct and Ethics. To confirm that you have read and understand it, please sign one copy below and return it to your store manager or the Vice President of Human Resources.

I have read and I understand and I will observe the requirements of this Code of Business Conduct and Ethics of Loehmann's Holdings, Inc.





                                        Name: ________________________________
                                                           Print Above

                                        Signature: ___________________________

                                        Date: ________________________________



STORE LOCATION: __________________________________             STORE #________